Exhibit 10.2
Execution Copy
SECURITY AND COLLATERAL AGENCY AGREEMENT
This Security Agreement dated as of May 28, 2010 (“Security Agreement”), is made by and among diaDexus, Inc., a Delaware corporation (“Grantor”), the secured parties listed on the signature pages hereto (each, a “Secured Party” and, collectively, the “Secured Parties”) and VaxGen, Inc., a Delaware corporation, in its capacity as Collateral Agent (as defined below) on behalf of the Secured Parties.
Recitals
A. Pursuant to that certain Loan Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), VaxGen, Inc. agreed to make advances to Grantor as evidenced by that certain Secured Promissory Note dated May 28, 2010 executed by Grantor in favor of VaxGen, Inc. (the “Violet Note”), and the other Secured Parties have purchased secured promissory notes (each, a “Secured Promissory Note”) from Grantor pursuant to that certain Note Purchase Agreement, dated as of May 28, 2010 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”). The Violet Note and the Secured Promissory Notes are referred to collectively herein as the “Notes.” Such advances under the Loan Agreement and the Violet Note, and the loans evidenced by the Secured Promissory Notes, collectively, are referred to herein as the “Loans.”
B. The Secured Parties are willing to make the Loans to Grantor evidenced by the Notes, but only upon the condition, among others, that Grantor shall have executed and delivered to the Secured Parties this Security Agreement.
Agreement
Now, Therefore, in order to induce the Secured Parties to make the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:
1. Defined Terms. When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):
“Bankruptcy Code” means Title XI of the United States Code.
“Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.
“Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.
“Copyright License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.
“Copyrights” means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Grantor) by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Grantor) or acquired by Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.
“Event of Default” means (i) any failure by Grantor forthwith to pay or perform any of the Secured Obligations when due, (ii) any report, information or notice made to, obtained or received by Secured Party at any time after the date hereof shall indicate that Secured Party’s security interest in the Collateral is not prior to all other security interests or other interests in the Collateral reflected in such report, information or notice, (iii) any breach by Grantor of any warranty, representation, or covenant set forth herein or any other Loan Document, and (iv) any “Event of Default” as defined in the Note Purchase Agreement, the Loan Agreement or the Notes.
“Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, License, trade secret, customer list, marketing plan, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means the Loan Agreement, the Note Purchase Agreement, the Notes, this Security Agreement and any control agreement, Intellectual Property security agreements or other documents executed by Grantor in connection herewith.
“Majority Lenders” means any Secured Party or group of Secured Parties holding greater than fifty percent (50%) of the outstanding and unpaid principal under all Loans of all Secured Parties.
“Patent License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Grantor is the licensee or the licensor thereunder).
“Patents” means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.
“Permitted Lien” has the meaning assigned to such term in Section 4(g) of the Loan Agreement.
“Pro Rata” means, as to any Secured Party at any time, the percentage equivalent at such time of such Secured Party’s aggregate unpaid principal amount of Loans, divided by the combined aggregate unpaid principal amount of all Loans of all Secured Parties.
“Secured Obligations” means (a) the obligation of Grantor to repay each Secured Party all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy), such Secured Party’s Loans, (b) the obligation of Grantor to pay any fees, costs or expenses of the Secured Parties or the Collateral Agent under the Loan Documents, and (c) all other indebtedness, liabilities and obligations of Grantor under the Loan Documents to each Secured Party, whether now existing or hereafter incurred, and whether created under, arising out of or in connection with any written agreement or otherwise.
“Security Agreement” means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.
“Trademark License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).
“Trademarks” means any of the following in which Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the “Marks”); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.
“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.
In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Account”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Securities Account”, and “Supporting Obligations”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

2. Grant of Security Interest. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Parties to cause the Loans to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Collateral Agent, on behalf of the Secured Parties, and hereby grants to the Secured Parties, a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the “Collateral”):
(a) All Accounts of Grantor;
(b) All Chattel Paper of Grantor;
(c) The Commercial Tort Claims of Grantor more particularly described on Schedule E attached hereo;
(d) All Commodity Accounts of Grantor;
(e) All Contracts of Grantor;
(f) All Deposit Accounts of Grantor;
(g) All Documents of Grantor;
(h) All General Intangibles of Grantor, including, without limitation, Intellectual Property;
(i) All Goods of Grantor, including, without limitation, Equipment, Inventory and Fixtures;
(j) All Instruments of Grantor, including, without limitation, Promissory Notes;
(k) All Investment Property of Grantor;
(l) All Letter-of Credit Rights of Grantor;
(m) All Money of Grantor;
(n) All Securities Accounts of Grantor;
(o) All Supporting Obligations of Grantor;
(p) All property of Grantor held by any Secured Party, or any other party for whom any Secured Party is acting as agent, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to any Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;
(q) All other goods and personal property of Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor; and
(r) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.
Notwithstanding the foregoing provisions of this Section 2, the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include: (a) “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise or (b) any Account, Chattel Paper, General Intangible or Promissory Note in which Grantor has any right, title or interest if and to the extent such Account, Chattel Paper, General Intangible or Promissory Note includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Account, Chattel Paper, General Intangible or Promissory Note to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Account, Chattel Paper, General Intangible or Promissory Note or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Grantor shall be deemed to have granted on the date hereof a security interest in, all its rights, title and interests in and to such Account, Chattel Paper, General Intangible or Promissory Note as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Secured Party’s unconditional continuing security interest in and to all rights, title and interests of Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such Account, Chattel Paper, General Intangible or Promissory Note and in any such monies and other proceeds of such Account, Chattel Paper, General Intangible or Promissory Note.
If Grantor shall at any time acquire a Commercial Tort Claim, Grantor shall immediately notify Secured Party in a writing signed by Grantor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to Secured Party.

3. Rights Of Secured Party; Collection Of Accounts.
(a) Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts, Chattel Paper, Documents, Instruments and Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract, Chattel Paper, Document, Instrument or License. The Secured Parties and the Collateral Agent shall not have any obligation or liability under any such Contract, Chattel Paper, Document, Instrument or License by reason of or arising out of this Security Agreement or the granting to the Secured Parties or the Collateral Agent of a lien therein or the receipt by any Secured Party of any payment relating to any such Contract, Chattel Paper, Document, Instrument or License pursuant hereto, nor shall any Secured Party or the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any such Contract, Chattel Paper, Document, Instrument or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, Chattel Paper, Document, Instrument or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
(b) The Secured Parties authorize Grantor to collect its Accounts, provided that such collection is performed in a prudent and businesslike manner, and the Collateral Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time. At the request of the Collateral Agent, Grantor shall deliver all original and other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.
(c) The Collateral Agent may at any time, upon the occurrence and during the continuance of any Event of Default, without notifying Grantor of its intention to do so, notify Account Debtors of Grantor, parties to the Contracts of Grantor, and obligors in respect of Instruments of Grantor and obligors in respect of Chattel Paper of Grantor that the Accounts and the right, title and interest of Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to the Secured Parties and that payments shall be made directly to the Collateral Agent for distribution to the Secured Parties. Upon the occurrence and during the continuance of any Event of Default, upon the request of the Collateral Agent, Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. The Collateral Agent may, in its name or in the name of others, communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to the Collateral Agent’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.
4. Representations And Warranties. Grantor hereby represents and warrants to the Secured Parties that:

(a) Except for the security interest granted to the Secured Parties and the Collateral Agent under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto, free and clear of any and all Liens.
(b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of the Secured Parties and the Collateral Agent pursuant to this Security Agreement and except for Permitted Liens.
(c) This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights and will create a legal and valid security interest in the Collateral in which Grantor later acquires rights.
(d) Grantor’s taxpayer identification number is set forth in the signature page hereof. If Grantor is a corporation, limited liability company, limited partnership, corporate trust or other registered organization, the State (or if not a state, the other jurisdiction) under whose law such registered organization was organized is set forth on the signature page hereof. Grantor’s chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. The Collateral consisting of Goods, other than motor vehicles and other mobile goods, is presently located at such address and at such additional addresses set forth on Schedule A attached hereto.
(e) All Collateral of Grantor existing as of the date hereof consisting of Chattel Paper, Instruments or Investment Property comprising certificated securities is set forth on Schedule B attached hereto. All action necessary or desirable to protect and perfect such security interest in each item set forth on Schedule B, including the delivery of all originals thereof, duly endorsed to the Collateral Agent or the Secured Parties, has been duly taken. The security interest of the Collateral Agent and the Secured Parties in the Collateral listed on Schedule B is prior in right and interest to all other Liens (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from Grantor.
(f) The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on Schedule C attached hereto. The name and address of each securities intermediary or commodity intermediary at which Grantor maintains any Securities Account or Commodity Account and the account number and account name is listed on Schedule C attached hereto. Grantor agrees to amend Schedule C from time to time within five (5) business days after opening any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.
(g) None of the Investment Property of Grantor has been transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject.

(h) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned, held or in which Grantor otherwise has any interest are listed on Schedule D attached hereto. Grantor shall amend Schedule D from time to time in accordance with Section 5.9 below to reflect any additions to or deletions from this list. Except as set forth on Schedule D, none of the Patents, Trademarks or Copyrights has been licensed to any third party.
5. Covenants. Grantor covenants and agrees with the Secured Parties that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full and any commitment of Secured Party to make Loans to Grantor has expired or terminated:
5.1 Disposition of Collateral. Except for Permitted Liens, Grantor shall not in any manner sell, convey, lease, license, transfer or dispose of any equitable, beneficial or legal interest in any of the Collateral except for equipment disposed of in the ordinary course of business for at least the estimated fair market value of such equipment as determined in good faith by the Company’s board of directors.
5.2 Change of Jurisdiction of Organization, Relocation of Business or Collateral. Grantor shall not change its jurisdiction of organization, relocate its chief executive office, principal place of business or its records, or allow the relocation of any Collateral (except as allowed pursuant to Section 5.1 immediately above) from such address(es) provided to the Secured Parties pursuant to Section 4(d) above.
5.3 Limitation on Liens on Collateral. Grantor shall not permit to exist against any of the Collateral any Lien, except for Permitted Liens.
5.4 Limitations on Modifications of Accounts, Etc. Upon the occurrence and during the continuance of any Event of Default, Grantor shall not, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper, Instruments or amounts due under any Contract or Document, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than trade discounts and rebates granted in the ordinary course of Grantor’s business.
5.5 Insurance. Grantor shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Grantor.
5.6 Taxes, Assessments, Etc. Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Goods, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

5.7 Maintenance of Records. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral. Grantor shall not create any Chattel Paper without placing a legend on the Chattel Paper acceptable to the Collateral Agent indicating that the Secured Parties has a security interest in the Chattel Paper.
5.8 Registration of Intellectual Property Rights. Grantor shall promptly register or cause to be registered (to the extent not already registered) the most recent version of any Copyright, Copyright License, Patent, Patent License, Trademark or Trademark License, which, individually or in the aggregate, is material to the conduct of Grantor’s business, with the United States Copyright Office or Patent and Trademark Office, as applicable, including, without limitation, in all such cases the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings. Grantor shall register or cause to be registered with the United States Copyright Office or Patent and Trademark Office, as applicable, those additional rights and interests developed or acquired by Grantor after the date of this Security Agreement, including, without limitation, any additions to the rights and interests of Grantor listed on Schedule D hereto, which individually or in the aggregate, are material to the conduct of Grantor’s business.
5.9 Notification Regarding Changes in Intellectual Property.
(a) Grantor shall:
(i) promptly advise the Collateral Agent of any subsequent ownership right or interest of the Grantor in or to any Copyright, Patent, Trademark or License not specified on Schedule D hereto and shall amend or permit the Collateral Agent to amend such Schedule, as necessary, to reflect any addition or deletion to such ownership rights;
(ii) promptly give Collateral written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any; and
(iii) (i) give Collateral Agent not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Collateral Agent may reasonably request for Collateral Agent to maintain its perfection and priority in such intellectual property rights to be registered by Grantor, and upon the request of Collateral Agent, shall file such documents simultaneously with the filing of any such applications or registrations. Upon filing any such applications or registrations with the United States Copyright Office, Grantor shall promptly provide Collateral Agent with (x) a copy of such applications or registrations, without the exhibits, if any, thereto, (y) evidence of the filing of any documents requested by Collateral Agent to be filed for Collateral Agent to maintain the perfection and priority of its security interest in such intellectual property rights, and (z) the date of such filing.

(b) Collateral Agent may audit Grantor’s Intellectual Property to confirm compliance with Section 5.8 and this Section 5.9, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Collateral Agent shall have the right, but not the obligation, to take, at Grantor’s sole expense, any actions that Grantor is required under this Section 5.9 to take but which Grantor fails to take, after [five (5)] days’ notice to Grantor (provided that no such notice shall be required if an Event of Default has occurred and is continuing). Grantor shall reimburse and indemnify Collateral Agent for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under Section 5.8 or this Section 5.9.
5.10 Defense of Intellectual Property. Grantor shall (i) protect, defend and maintain the validity and enforceability of its Copyrights, Patents and Trademarks, (ii) use its commercially reasonable efforts to detect infringements of its Copyrights, Patents and Trademarks and promptly advise the Collateral Agent in writing of material infringements detected and (iii) not allow any of its Copyrights, Patents or Trademarks to be abandoned, forfeited or dedicated to the public without the prior written consent of the Collateral Agent.
5.11 Further Assurances; Pledge of Instruments. At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Collateral Agent may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, (a) using its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the grant of a security interest to the Secured Parties or the Collateral Agent in any item of Collateral held by Grantor or in which Grantor has any right or interest, (b) executing, delivering and causing to be filed any financing or continuation statements (including “in lieu” continuation statements) under the UCC with respect to the security interests granted hereby, (c) executing and delivering to Grantor an Intellectual Property security agreement for filing or recording with the United States Patent and Trademark Office or the United States Copyright Office and filing or cooperating with the Collateral Agent in filing any forms or other documents (including any such Intellectual Property security agreement) required to be recorded with the United States Patent and Trademark Office, United States Copyright Office, or any actions, filings, recordings or registrations in any foreign jurisdiction or under any international treaty, required to secure or protect the Secured Parties’ and the Collateral Agent’s interest in the Collateral, (d) transferring the Collateral to the Collateral Agent’s possession (if a security interest in such Collateral can be perfected only by possession), (e) executing and delivering and causing the applicable depository institution, securities intermediary, commodity intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to each Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which Grantor now or hereafter has any right or interest in order to perfect the security interest created hereunder in favor of the Secured Parties and the Collateral Agent (including giving the Collateral Agent or the Secured Parties “control” over such Collateral within the meaning of the applicable provisions of Article 8 and Article 9 of the UCC), (f) at the Collateral Agent’s reasonable request, executing and delivering or causing to be delivered written notice to insurers of the Secured Parties’ and the Collateral

Agent’s security interest in, or claim in or under, any policy of insurance (including unearned premiums) and (g) at the Collateral Agent’s reasonable request, using its commercially reasonable efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located. The Collateral Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of Grantor or words of similar effect. Any such financing statements, continuation statements or amendments may be signed by the Collateral Agent on behalf of Grantor and may be filed at any time in any jurisdiction. Grantor also hereby authorizes the Collateral Agent to file any such financing or continuation statement without the signature of Grantor. If any amount payable under or in connection with any of the Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business and any Instrument in the outstanding or stated amount of less than $10,000, shall be duly endorsed in a manner reasonably satisfactory to the Collateral Agent and delivered to the Collateral Agent promptly and in any event within five (5) business days of Grantor’s receipt thereof.
6. Collateral Agent’s Appointment as Attorney-in-Fact; Performance by Collateral Agent.
(a) Subject to Section 6(b) below, Grantor hereby irrevocably constitutes and appoints Collateral Agent, and any officer or agent of Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full, irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time at Collateral Agent’s discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives Collateral Agent the power and right, on behalf of Grantor, without notice to or assent by Grantor to do the following:
(i) to ask, demand, collect, receive and give acquittances and receipts for any and all monies due or to become due under any Collateral and, in the name of Grantor, in its own name or otherwise to take possession of, endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of monies due under any Collateral and to file any claim or take or commence any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Collateral Agent for the purpose of collecting any and all such monies due under any Collateral whenever payable;
(ii) to pay or discharge any Liens, including, without limitation, any tax lien, levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Security Agreement and to pay all or any part of the premiums therefor and the costs thereof, which actions shall be for the benefit of Secured Parties and not Grantor;

(iii) to (1) direct any person liable for any payment under or in respect of any of the Collateral to make payment of any and all monies due or to become due thereunder directly to Collateral Agent or as Collateral Agent shall direct, (2) receive payment of any and all monies, claims and other amounts due or to become due at any time arising out of or in respect of any Collateral, (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other Instruments and Documents constituting or relating to the Collateral, (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (5) defend any suit, action or proceeding brought against Grantor with respect to any Collateral, (6) settle, compromise or adjust any suit, action or proceeding described above, and in connection therewith, give such discharges or releases as Collateral Agent may deem appropriate, (7) license, or, to the extent permitted by an applicable License, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any Copyright, Patent or Trademark throughout the world for such term or terms, on such conditions and in such manner as Collateral Agent shall in its discretion determine and (8) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes; and
(iv) to do, at Collateral Agent’s option and Grantor’s expense, at any time, or from time to time, all acts and things which Collateral Agent may reasonably deem necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Security Agreement, all as fully and effectively as Grantor might do.
(b) Collateral Agent agrees that, except upon the occurrence and during the continuation of an Event of Default, it shall not exercise the power of attorney or any rights granted to Collateral Agent pursuant to this Section 6. Grantor hereby ratifies, to the extent permitted by law, all that said attorney shall lawfully do or cause to be done by virtue hereof. The power of attorney granted pursuant to this Section 6 is a power coupled with an interest and shall be irrevocable until the Secured Obligations are completely and indefeasibly paid and performed in full and no Secured Party has any commitment to make any Loans to Grantor.
(c) If Grantor fails to perform or comply with any of its agreements contained herein and Collateral Agent, as provided for by the terms of this Security Agreement, shall perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses, including reasonable attorneys’ fees and costs, of Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at a rate of interest equal to the highest per annum rate of interest charged on the Loans, shall be payable by Grantor to Collateral Agent within five (5) business days of demand and shall constitute Secured Obligations secured hereby.

7. Rights And Remedies Upon Default. After any Event of Default shall have occurred and while such Event of Default is continuing:
(a) The Collateral Agent, on behalf of the Secured Parties, may exercise in addition to all other rights and remedies granted to it under this Security Agreement or the Other Loan Documents and under any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any Secured Party’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent Grantor has the right to do so, Grantor authorizes the Collateral Agent, on the terms set forth in this Section 7 to enter the premises where the Collateral is located, to take possession of the Collateral, or any part of it, and to pay, purchase, contact, or compromise any encumbrance, charge, or lien which, in the opinion of the Collateral Agent, appears to be prior or superior to its security interest. The Collateral Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 7(f), below and only after so paying over such net proceeds and after the payment by the Collateral Agent of any other amount required by any provision of law, need the Collateral Agent or any Secured Party account for the surplus, if any, to Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against the Collateral Agent and the Secured Parties arising out of the repossession, retention or sale of the Collateral. Grantor agrees that the Collateral Agent need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which the Collateral Agent and the Secured Parties are entitled from Grantor, Grantor also being liable for the attorney costs of any attorneys employed by the Collateral Agent or the Secured Parties to collect such deficiency.

(b) As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when the Collateral Agent shall determine to exercise its right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the “Act”), the Collateral Agent may, in its discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable, but subject to the other requirements of this Section 7(b), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Collateral Agent may, in its discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Section 7(b), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then the Collateral Agent shall not be required to effect such registration or cause the same to be effected but may, in its discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as the Collateral Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.
(c) Grantor agrees that in any sale of any of such Collateral, whether at a foreclosure sale or otherwise, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental authority, and Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent or the Secured Parties be liable nor accountable to Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.
(d) Grantor also agrees to pay all fees, costs and expenses of the Collateral Agent and the Secured Parties, including, without limitation, attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

(e) Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
(f) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Collateral Agent in the following order of priorities:
First, to the Collateral Agent in an amount sufficient to pay in full the costs of the Collateral Agent in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, including, without limitation, attorneys’ fees;
Second, to the Secured Parties Pro Rata in an amount sufficient to pay in full the costs of the Secured Parties in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Parties in connection therewith, including, without limitation, attorneys’ fees;
Third, to the Secured Parties in amounts proportional to the Pro Rata share of the then unpaid Secured Obligations of each Secured Party; and
Finally, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.
8. Collateral Agent.
8.1 Appointment. The Secured Parties hereby appoint VaxGen, Inc., as the “Collateral Agent” for the Secured Parties under this Security Agreement to serve from the date hereof until the termination of this Security Agreement. Notwithstanding anything to the contrary in this Security Agreement, the Collateral Agent may be removed or replaced with the written consent of the Majority Lenders.
8.2 Powers and Duties of Collateral Agent, Indemnity by Secured Parties.
(a) Each Secured Party hereby irrevocably authorizes the Collateral Agent to take all actions, to make all decisions and to exercise all powers and remedies on its behalf under the provisions of this Security Agreement, including without limitation all such actions, decisions and powers as are reasonably incidental thereto. The Collateral Agent may execute any of its duties hereunder by or through agents, designees or employees.
(b) Neither the Collateral Agent nor any of its partners, directors, members, officers, agents, designees or employees (collectively, “Indemnified Persons”) shall be liable or responsible to any Secured Party for any action taken or omitted to be taken by Collateral Agent or any other such Indemnified Persons hereunder or under any related agreement, instrument or document, nor shall any Indemnified Person be liable or responsible to the Secured Parties for (i) the validity, effectiveness, sufficiency, enforceability or enforcement of the Notes, this Security Agreement or any instrument or document delivered hereunder or relating hereto or thereto; (ii) the title of Grantor to any of the Collateral or the freedom of any of the Collateral from any prior or other liens or security interests; (iii) the determination, verification or enforcement of Grantor’s compliance with any of the terms and conditions of this Security Agreement; (iv) the failure by Grantor to deliver any instrument, agreement, financing statement or other document required to be delivered pursuant to the terms hereof; or (v) the receipt, disbursement, waiver, extension or other handling of payments or proceeds made or received with respect to the Collateral, the servicing of the Collateral or the enforcement or the collection of any amounts owing with respect to the Collateral.
(c) Each of the Secured Parties agrees to pay to the Collateral Agent, promptly on demand, its Pro Rata share of all fees, taxes and expenses incurred in connection with the operation and enforcement of this Security Agreement, the Notes or any related agreement or document. Each of the Secured Parties hereby agrees to hold the Collateral Agent harmless, and to indemnify the Indemnified Persons from and against any and all loss, damage, taxes, expense or liability which may be incurred by such Indemnified Persons under this Security Agreement and the transactions contemplated hereby and any related agreement or other instrument or document, as the case may be, unless such liability shall be caused by the willful misconduct or gross negligence of such Indemnified Persons.
8.3 No Reliance. Each Secured Party represents to the Collateral Agent that it has made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Grantor, and made its own decision to enter into this Security Agreement and to extend credit to the Grantor independently based on such documents and information as it has deemed appropriate and without reliance upon the Collateral Agent or any of its partners, directors, members, officers, agents, designees or employees. Each Secured Party agrees that the Collateral Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of the Grantor.
9. Indemnity. Grantor agrees to defend, indemnify and hold harmless the Collateral Agent and the Secured Parties and their officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by any Secured Party as a result of or in any way arising out of, following or consequential to transactions between or among the Collateral Agent, any Secured Party and Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party, as applicable.
10. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
11. Miscellaneous.
11.1 Waivers; Amendments. Any amendment of this Security Agreement shall require the written consent of the Grantor, the Collateral Agent and the Majority Lenders. Each Secured Party acknowledges that because this Security Agreement may be amended with the consent of the Majority Lenders, each Secured Party’s rights hereunder may be amended or waived without such Secured Party’s consent.
11.2 Termination of this Security Agreement; Release of Collateral. Subject to Section 10 hereof, this Security Agreement shall terminate upon the payment and performance in full of the Secured Obligations. Upon the termination of this Security Agreement, upon the request and at the sole cost and expense of the Grantor, the Collateral Agent shall execute and deliver UCC financing statement amendments or releases as necessary to evidence such release and shall take such other action as the Grantor may request to cause to be released and reconveyed to the Grantor such Collateral or any part thereof to be released and to evidence or confirm that such Collateral or any part thereof to be released has been released from the Liens of this Security Agreement or any other Loan Document.
11.3 Successor and Assigns. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of the Secured Parties hereunder, inure to the benefit of the Secured Parties, any future holder of any of the Secured Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Parties hereunder.
11.4 Governing Law. In all respects, including all matters of construction, validity and performance, this Security Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of a different jurisdiction.
[Signature pages follow.]

In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

diaDexus, Inc., a Delaware corporation, as Grantor
By:	/s/ David Foster
	Printed Name:	DAVID FOSTER

Address: 343 Oyster Point Blvd., South San Francisco, CA 94080 VaxGen, Inc., a Delaware corporation, as Collateral Agent and Secured Party
By:	/s/ James P. Panek
	Printed Name:	JAMES PANEK
	Title:	PRESIDENT

In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

Baker Brothers, as Secured Party

By:
Printed Name:
Title:

FBB Associates	667, L.P.
By: Felix Baker, Ph.D, General Partner	By: Baker Biotech Capital, L.P., (general partner)
By: Baker Biotech Capital (GP), LLC, (general partner)
/s/ Felix Baker	By: Felix Baker, Ph.D, Managing Member

/s/ Felix Baker

Baker Bros. Investments, L.P.	Baker Brothers Life Sciences, L.P.
By: Baker Bros. Capital, L.P., (general partner)	By: Baker Brothers Life Sciences Capital, L.P., (general partner)
By: Baker Bros. Capital (GP), LLC, (general partner)	By: Baker Brothers Life Sciences Capital (GP), LLC, (general partner)
By: Felix Baker, Ph.D, Managing Member	By: Felix Baker, Ph.D, Managing Member

/s/ Felix Baker	/s/ Felix Baker

Baker Bros. Investments II, L.P.	14159, L.P.
By: Baker Bros. Capital, L.P., (general partner)	By: 14159 Capital, L.P., (general partner)
By: Baker Bros. Capital (GP), LLC, (general partner)	By: 14159 Capital (GP), LLC, (general partner)
By: Felix Baker, Ph.D, Managing Member	By: Felix Baker, Ph.D, Managing Member

/s/ Felix Baker	/s/ Felix Baker

In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

Burrill Life Sciences Capital Fund, LP, as Secured Party

By: Burrill & Company (Life Sciences GP), LLC
Its: General Manager

By:	/s/ G. Steven Burrill Printed Name: G. Steven Burrill
Title: Managing Member

In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

Burrill Indiana Life Sciences Capital Fund, LP, as Secured Party

By: Burrill & Company (Indiana GP), LLC
Its: General Manager

By:	/s/ G. Steven Burrill Printed Name: G. Steven Burrill
Title: Managing Member

In Witness Whereof, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

BAVP, LP, as Secured Party

By: Scale Venture Management I, LLC
Its: General Partner

By:	/s/ Louis Bock Printed Name: Louis Bock
Title: Managing Director

23